                                                                                                                       EXHIBIT 99.1

[ACXIOM LOGO]
                                                                                                     For more information, contact:

                                                                                                                  Katharine Raymond
                                                                                                     Investor Relations Coordinator
                                                                                                                 Acxiom Corporation
                                                                                                                     (501) 342-1321
                                                                                                                              EACXM

                                                     Acxiom® Acknowledges Receipt
                                                    Of Letter from ValueAct Capital

LITTLE ROCK, Ark.  -  October 24, 2005  -  Acxiom® Corporation (Nasdaq: ACXM) today confirmed that it has received a letter from
ValueAct Capital, dated October 21, 2005 proposing to acquire all outstanding shares of Acxiom common stock it does not already own at a cash purchase price of $25.00 per share.

The Acxiom Board of Directors, in accordance with its fiduciary obligations, and in consultation with its independent financial and legal advisors, will review the letter in order to determine the appropriate course of action to serve the best interest of the
Company and its stockholders.

Acxiom Company Leader Charles D. Morgan said, "As Acxiom said on Oct. 19 upon announcing our second-quarter earnings results, Acxiom is encouraged by what we have achieved, we are making demonstrable progress, and we are convinced we are making the right long-term decisions for our business. Acxiom senior management strongly disagrees with ValueAct's analysis of our business, and we believe the results of this last quarter and the continuing progress we are making are evidence that we are moving in the right long-term direction."

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are
Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and
Europe, and in Australia and China.

For more information, visit www.acxiom.com.